Exhibit 99.6

CONSENT TO BE NAMED A DIRECTOR OF CALLON PETROLEUM COMPANY

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 (File No. 333-233366) of Callon Petroleum Company (the “Company”), and all amendments thereto (together with the joint proxy statement/prospectus included therein, the “Registration Statement”), as a person who is proposed to become a director of the Company immediately after the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of July 14, 2019, by and between the Company and Carrizo Oil & Gas, Inc., as amended from time to time), and to the filing of this consent as an exhibit to the Registration Statement.

Date: October 3, 2019

By:	/s/ S.P. Johnson IV
S.P. Johnson IV